UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 FORM 8-K CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2006

EATON VANCE CORP. (Exact name of registrant as specified in its charter)

Maryland	1-8100	04-2718215

(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

255 State Street, Boston, Massachusetts		02109
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 482-8260

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

INFORMATION INCLUDED IN THE REPORT

Item 7.01                         Regulation FD Disclosure

Registrant issued a news release dated July 28, 2006, a copy of which is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Exhibit No.	Document

99.1	Copy of Registrant's news release dated July 28, 2006
announcing details of redemption of Liquid Yield OptionTM
Notes (LYONS) due 2031.

SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

EATON VANCE CORP.
(Registrant)

Date:	July 28, 2006	/s/ William M. Steul
William M. Steul, Chief Financial Officer

EXHIBIT INDEX

Each exhibit is listed in this index according to the number assigned to it in the exhibit table set forth in Item 601 of Regulation S-K. The following exhibit is filed as part of this Report:

Exhibit No.	Description

99.1	Copy of Registrant's news release dated July 28, 2006 announcing details of redemption of Liquid Yield OptionTM Notes (LYONS) due 2031.

Exhibit 99.1

NEWS RELEASE

Eaton Vance Corp. The Eaton Vance Building 255 State Street, Boston, MA 02109 Contact: William M. Steul (617) 482-8260

FOR IMMEDIATE RELEASE

EATON VANCE MANAGEMENT ANNOUNCES DETAILS OF REDEMPTION OF LIQUID YIELD OPTION™ NOTES (LYONS) DUE 2031

BOSTON, MA, July 28, 2006— Eaton Vance Management (“EVM”), a wholly owned subsidiary of Eaton Vance Corp. (the “Company”) (NYSE:EV), today announced that it will redeem for cash all of its outstanding Liquid Yield Option™ Notes due 2031 ("Notes") on August 14, 2006. As provided pursuant to the indenture governing the Notes (“Indenture”), the redemption price is $688.25 per $1,000 principal amount at maturity of the Notes. As of July 28, 2006, approximately $110,945,000 principal amount at maturity of the Notes was outstanding. Original issue discount and interest on the Notes will cease to accrue on and after August 14, 2006.

In accordance with the terms of the Indenture, the Notes are exchangeable at the option of the holder into the Company's non-voting common stock at a rate of 28.7314 shares of common stock per $1,000 principal amount at maturity of Notes surrendered for exchange. Rights of holders to effect an exchange of the Notes will expire at the close of business (5:00 p.m. Eastern Time) on August 10, 2006. After that time, holders of Notes that are not exchanged will receive the redemption price. EVM has the right to meet exchanges in cash, and intends to pay cash in lieu of delivery of the Company’s non-voting common shares with respect to any Note that may be exchanged. The amount of cash to be paid for each $1,000 principal amount at maturity of a Note upon exchange shall be based on the average sale price of the Company’s non-voting common stock for the five consecutive trading days immediately following the exchange date (“Exchange Price”).

The accreted value of the Notes outstanding as of July 28, 2006 is approximately $76.3 million. To the extent that the Exchange Price is greater than $23.95, EVM will recognize a charge to interest expense in its fiscal fourth quarter equal to the difference between the cash paid on exchange and the accreted value of the Notes exchanged. For example, if all holders exchanged their Notes and the Exchange Price were $24.42, the same as the closing price on July 27, 2006, then EVM would recognize a charge to interest expense of approximately $1.5 million in its fiscal fourth quarter. If the Exchange Price were higher, the charge to interest expense would be higher. In addition, EVM will write off $1.5 million of deferred financing costs in its fiscal fourth quarter in conjunction with the early redemption or exchange.

A notice of redemption is being mailed by J.P. Morgan Chase Bank, N.A. , the Paying Agent for the Notes, to all registered holders of the Notes. Copies of the notice of redemption and additional information relating to the procedure for redemption may be obtained from J.P. Morgan Chase Bank, N.A. by calling 1-800-275-2048.

Liquid Yield Option™ Notes is a trademark of Merrill, Lynch & Co., Inc.

Eaton Vance Corp. is a Boston-based investment management firm whose stock trades on the New York Stock Exchange under the symbol EV. Eaton Vance and its affiliates manage approximately $118.5 billion in assets as of June 30, 2006 for more than 100 investment companies, as well as individual and institutional accounts, including those of corporations, hospitals, retirement plans, universities, foundations and trusts.

This news release contains statements that are not historical facts, referred to as “forward-looking statements.” The Company’s actual future results may differ significantly from those stated in any forward-looking statements, depending on factors such as changes in securities or financial markets or general economic conditions, the volume of sales and repurchases of fund shares, the continuation of investment advisory, administration, distribution and service contracts, and other risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission.